UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G
                               (Amendment No. __)*

                    Under the Securities Exchange Act of 1934


                          SILICON VALLEY RESEARCH, INC.
                    -----------------------------------------
                                (Name of Issuer)

                                  Common Stock
                    -----------------------------------------
                         (Title of Class of Securities)

                                    827068206
                    -----------------------------------------
                                 (CUSIP Number)

                                 June 30, 1998
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [x]        Rule 13d-1(b)

         [ ]        Rule 13d-1(c)

         [ ]        Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 11 pages

CUSIP No.  827068206                                                                     Page 2 of 11 Pages


------------------------------------------------------------------------------------------------------------
  (1) Names of Reporting Persons.  SS or I.R.S. Identification Nos. of Above Persons

         Compass Chicago Partners, L.P.
------------------------------------------------------------------------------------------------------------
  (2) Check The Appropriate Box If A Member Of A Group                                  (a)
                                                                                        (b)     X

------------------------------------------------------------------------------------------------------------
  (3)    SEC Use Only


------------------------------------------------------------------------------------------------------------
  (4)    Citizenship or Place of Organization

         Delaware
------------------------------------------------------------------------------------------------------------
Number Of Shares                                     (5)      Sole Voting Power         352,916
Beneficially Owned
By Each Reporting                                    (6)      Shared Voting Power         -0-
Person With
                                                     (7)      Sole Dispositive Power    352,916

                                                     (8)      Shared Dispositive Power    -0-

  (9)    Aggregate Amount Beneficially Owned By Each Reporting Person

                  352,916
------------------------------------------------------------------------------------------------------------
  (10)   Check If The Aggregate Amount In Row (11) Excludes Certain Shares*


------------------------------------------------------------------------------------------------------------
  (11)   Percent Of Class Represented By Amount In Row (11)

                  1.28%
------------------------------------------------------------------------------------------------------------
  (12)   Type Of Reporting Person

                  PN
------------------------------------------------------------------------------------------------------------

                                       *SEE INSTRUCTION BEFORE FILLING OUT!

                                             Page 2 of 11 Pages

CUSIP No.  827068206                                                                     Page 3 of 11 Pages


------------------------------------------------------------------------------------------------------------
  (1) Names of Reporting Persons.  SS or I.R.S. Identification Nos. of Above Persons

         Compass Technology Partners, L.P.
------------------------------------------------------------------------------------------------------------
  (2) Check The Appropriate Box If A Member Of A Group                                  (a)
                                                                                        (b)     X

------------------------------------------------------------------------------------------------------------
  (3)    SEC Use Only


------------------------------------------------------------------------------------------------------------
  (4)    Citizenship or Place of Organization

         Delaware
------------------------------------------------------------------------------------------------------------
Number Of Shares                                      (5)      Sole Voting Power          1,209,300
Beneficially Owned
By Each Reporting                                     (6)      Shared Voting Power           -0-
Person With
                                                      (7)      Sole Dispositive Power     1,209,300

                                                      (8)      Shared Dispositive Power      -0-

  (9)    Aggregate Amount Beneficially Owned By Each Reporting Person

                  1,209,300
------------------------------------------------------------------------------------------------------------
  (10)   Check If The Aggregate Amount In Row (11) Excludes Certain Shares*


------------------------------------------------------------------------------------------------------------
  (11)   Percent Of Class Represented By Amount In Row (11)

                  4.39%
------------------------------------------------------------------------------------------------------------
  (12)   Type Of Reporting Person

                  PN
------------------------------------------------------------------------------------------------------------

                                       *SEE INSTRUCTION BEFORE FILLING OUT!

                                             Page 3 of 11 Pages

CUSIP No.  827068206                                                                     Page 4 of 11 Pages


------------------------------------------------------------------------------------------------------------
  (1) Names of Reporting Persons.  SS or I.R.S. Identification Nos. of Above Persons

         Compass Management Partners, L.P.
------------------------------------------------------------------------------------------------------------
  (2) Check The Appropriate Box If A Member Of A Group                                  (a)
                                                                                        (b)     X

------------------------------------------------------------------------------------------------------------
  (3)    SEC Use Only


------------------------------------------------------------------------------------------------------------
  (4)    Citizenship or Place of Organization

         California
------------------------------------------------------------------------------------------------------------
Number Of Shares                                      (5)      Sole Voting Power         1,627,958
Beneficially Owned
By Each Reporting                                     (6)      Shared Voting Power          -0-
Person With
                                                      (7)      Sole Dispositive Power    1,627,958

                                                      (8)      Shared Dispositive Power     -0-

  (9)    Aggregate Amount Beneficially Owned By Each Reporting Person

                  1,627,958
------------------------------------------------------------------------------------------------------------
  (10)   Check If The Aggregate Amount In Row (11) Excludes Certain Shares*


------------------------------------------------------------------------------------------------------------
  (11)   Percent Of Class Represented By Amount In Row (11)

                  5.92%
------------------------------------------------------------------------------------------------------------
  (12)   Type Of Reporting Person

                  CO, IA
------------------------------------------------------------------------------------------------------------

                                       *SEE INSTRUCTION BEFORE FILLING OUT!

                                             Page 4 of 11 Pages


CUSIP No.  827068206                                                                     Page 5 of 11 Pages


------------------------------------------------------------------------------------------------------------
  (1) Names of Reporting Persons.  SS or I.R.S. Identification Nos. of Above Persons

         David G. Arscott
------------------------------------------------------------------------------------------------------------
  (2) Check The Appropriate Box If A Member Of A Group                                  (a)
                                                                                        (b)     X

------------------------------------------------------------------------------------------------------------
  (3)    SEC Use Only


------------------------------------------------------------------------------------------------------------
  (4)    Citizenship or Place of Organization

         United States
------------------------------------------------------------------------------------------------------------
Number Of Shares                                      (5)      Sole Voting Power             24,098
Beneficially Owned
By Each Reporting                                     (6)      Shared Voting Power        1,627,958
Person With
                                                      (7)      Sole Dispositive Power        24,098

                                                      (8)      Shared Dispositive Power   1,627,958
  (9)    Aggregate Amount Beneficially Owned By Each Reporting Person

                  1,652,056
------------------------------------------------------------------------------------------------------------
  (10)   Check If The Aggregate Amount In Row (11) Excludes Certain Shares*


------------------------------------------------------------------------------------------------------------
  (11)   Percent Of Class Represented By Amount In Row (11)

                  6.00%
------------------------------------------------------------------------------------------------------------
  (12)   Type Of Reporting Person

                  IN
------------------------------------------------------------------------------------------------------------

                                       *SEE INSTRUCTION BEFORE FILLING OUT!

                                             Page 5 of 11 Pages

CUSIP No.  827068206                                                                     Page 6 of 11 Pages


------------------------------------------------------------------------------------------------------------
  (1) Names of Reporting Persons.  SS or I.R.S. Identification Nos. of Above Persons

         Martha Arscott
------------------------------------------------------------------------------------------------------------
  (2) Check The Appropriate Box If A Member Of A Group                                  (a)
                                                                                        (b)     X

------------------------------------------------------------------------------------------------------------
  (3)    SEC Use Only


------------------------------------------------------------------------------------------------------------
  (4)    Citizenship or Place of Organization

         United States
------------------------------------------------------------------------------------------------------------
Number Of Shares                                      (5)      Sole Voting Power             -0-
Beneficially Owned
By Each Reporting                                     (6)      Shared Voting Power        1,627,958
Person With
                                                      (7)      Sole Dispositive Power        -0-

                                                      (8)      Shared Dispositive Power   1,627,958

  (9)    Aggregate Amount Beneficially Owned By Each Reporting Person

                  1,627,958
------------------------------------------------------------------------------------------------------------
  (10)   Check If The Aggregate Amount In Row (11) Excludes Certain Shares*


------------------------------------------------------------------------------------------------------------
  (11)   Percent Of Class Represented By Amount In Row (11)

                  5.92%
------------------------------------------------------------------------------------------------------------
  (12)   Type Of Reporting Person

                  IN
------------------------------------------------------------------------------------------------------------

                                       *SEE INSTRUCTION BEFORE FILLING OUT!

                                             Page 6 of 11 Pages

CUSIP No.  827068206                                                                     Page  7 of 11 Pages


------------------------------------------------------------------------------------------------------------
  (1) Names of Reporting Persons.  SS or I.R.S. Identification Nos. of Above Persons

         Leon Dulberger
------------------------------------------------------------------------------------------------------------
  (2) Check The Appropriate Box If A Member Of A Group                                  (a)
                                                                                        (b)     X

------------------------------------------------------------------------------------------------------------
  (3)    SEC Use Only


------------------------------------------------------------------------------------------------------------
  (4)    Citizenship or Place of Organization

         United States
------------------------------------------------------------------------------------------------------------
Number Of Shares                                      (5)      Sole Voting Power                  -0-
Beneficially Owned
By Each Reporting                                     (6)      Shared Voting Power             1,627,958
Person With
                                                      (7)      Sole Dispositive Power             -0-

                                                      (8)      Shared Dispositive Power        1,627,958

------------------------------------------------------------------------------------------------------------
  (9)    Aggregate Amount Beneficially Owned By Each Reporting Person

                  1,627,958
------------------------------------------------------------------------------------------------------------
  (10)   Check If The Aggregate Amount In Row (11) Excludes Certain Shares*


------------------------------------------------------------------------------------------------------------
  (11)   Percent Of Class Represented By Amount In Row (11)

                  5.92%
------------------------------------------------------------------------------------------------------------
  (12)   Type Of Reporting Person

                  IN
------------------------------------------------------------------------------------------------------------

                                       *SEE INSTRUCTION BEFORE FILLING OUT!

                                             Page 7 of 11 Pages

Item 1.

(a)      Name of Issuer: Silicon Valley Research, Inc. ("Issuer")

(b)      Address of Issuer's Principal Executive Offices:

                  6360 San Ignacio Avenue
                  San Jose, CA  95119-1231

Item 2.

(a)      Name of Person Filing:

         Compass Technology Partners, L.P. ("CTP")
         Compass Chicago Partners, L.P. ("CCP")
         Compass Management Partners L.P. ("CMP")
         David G. Arscott ("DGA")
         Martha Arscott ("MA")
         Leon Dulberger ("LD")

(b)      Address of Principal Business Office:

         1550 El Camino Real, Suite 275
         Menlo Park, CA  94025

 (c)     Citizenship/Place of Organization:


         Entities:         CTP      -       Delaware
                           CCP      -       Delaware
                           CMP      -       California

         Individuals:      DGA      -       United States
                           MA       -       United States
                           LD       -       United States

(d)      Title of Class of Securities:      Common Stock

(e)      CUSIP Number:    827068206

Item 3.  Not applicable.


                               Page 8 of 11 pages

Item 4         Ownership.

------- -------------------------- ------------- ----------- ------------ ----------- ----------- --------------
                                       CTP          CCP          CMP         DGA          MA           LD
------- -------------------------- ------------- ----------- ------------ ----------- ----------- --------------
(a)     Beneficial Ownership        1,209,300     352,916     1,627,958    1,652,056   1,627,958     1,627,958
------- -------------------------- ------------- ----------- ------------ ----------- ----------- --------------
(b)     Percentage of Class           4.39%        1.28%        5.92%        6.00%       5.92%         5.92%
------- -------------------------- ------------- ----------- ------------ ----------- ----------- --------------
(c)     Sole Voting Power           1,209,300     352,916     1,627,958     24,098        -0-           -0-
------- -------------------------- ------------- ----------- ------------ ----------- ----------- --------------
        Shared Voting Power            -0-          -0-          -0-       1,627,958   1,627,598     1,627,598
------- -------------------------- ------------- ----------- ------------ ----------- ----------- --------------
        Sole Dispositive Power      1,209,300     352,916     1,627,958     24,098        -0-           -0-
------- -------------------------- ------------- ----------- ------------ ----------- ----------- --------------
        Shared Dispositive Power       -0-          -0-          -0-       1,627,958   1,627,958     1,627,958
------- -------------------------- ------------- ----------- ------------ ----------- ----------- --------------

Item 5.        Ownership of Five Percent or Less of a Class

Not Applicable.

Item 6.        Ownership of More than Five Percent on Behalf of Another Person

Not applicable.

Item 7.        Identification   and   Classification  of  the  Subsidiary  Which
               Acquired the Security Being Reported on By the Parent Holding Company.

Not applicable.

Item 8.        Identification and Classification of Members of the Group

No   reporting   person  is  a  member  of  a  group  as   defined   in  Section
240.13d-1(b)(1)(ii)(H) of the Act.

Item 9.        Notice of Dissolution of Group

Not applicable.

Item 10.       Certification

By signing below we certify that, to the best of our knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

EXHIBITS

A:       Joint Filing Statement

                               Page 9 of 11 pages

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:    October 6, 1998



Compass Technology Partners, L.P.                Compass Management, L.P.

By:      Compass Management Partners, L.P.
         its general partner

By:      /s/ David G. Arscott                    By:   /s/ David G. Arscott
         ----------------------------------            -------------------------
         General Partner                               General Partner


Compass Chicago Partners, L.P.

         /s/ David G. Arscott
         ----------------------------------
         General Partner


By:      /s/ David G. Arscott                    By:   /s/ Martha Arscott
         ----------------------------------            -------------------------
         David G. Arscott                              Martha Arscott


By:      /s/ Leon Dulberger
         ----------------------------------
         Leon Dulberger

                               Page 10 of 11 pages

                                    Exhibit A

                            Agreement of Joint Filing

         We, the  undersigned,  hereby  express our agreement  that the attached
Schedule 13G is filed on behalf of us.

Date:    October 6, 1998



Compass Technology Partners, L.P.                Compass Management, L.P.

By:      Compass Management Partners, L.P.
         its general partner

By:      /s/ David G. Arscott                    By:   /s/ David G. Arscott
         ----------------------------------            -------------------------
         General Partner                               General Partner


Compass Chicago Partners, L.P.

         /s/ David G. Arscott
         ----------------------------------
         General Partner


By:      /s/ David G. Arscott                    By:   /s/ Martha Arscott
         ----------------------------------            -------------------------
         David G. Arscott                              Martha Arscott


By:      /s/ Leon Dulberger
         ----------------------------------
         Leon Dulberger



                              Page 11 of 11 pages